Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
Registration Statement Under the Securities Act of 1933

(Form Type)

Bath & Body Works, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, $0.50 par value per share (1)	457(c) and 457(h)	500,000	$55.77	$27,885,000	0.0000927	$2,584.94
Total Offering Amounts					$27,885,000		$2,584.94
Total Fee Offsets							-
Net Fee Due							$2,584.94

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers additional shares of common stock, $0.50 par value per share (“Common Stock”), of Bath & Body Works, Inc. (the “Registrant”) that may be offered or issued under the Bath & Body Works, Inc. 401(k) Savings and Retirement Plan (f/k/a the L Brands, Inc. 401(k) Savings and Retirement Plan) (the “Plan”) as a result of any stock dividend, stock split or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on February 4, 2022. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests pursuant to this Registration Statement.

(3)	Rounded up to the nearest penny.